State of Delaware – Secretary of State – Division of Corporations

Delivered 03:54 PM 06/08/2015 – FILED 03:52 PM 06/08/2015

SRV 150893114 – 5762045 FILE

STATE of DELAWARE

CERTIFICATE of INCORPORATION

A STOCK CORPORATION

ARTICLE I.

The name of this Corporation is AAA HEALTHCARE HOLDING CORP.

ARTICLE II.

Its registered office in the State of Delaware is to be located at 9 East Loockerman Street, Suite 215, Dover DE 19901. The county of the registered office is Kent. The registered agent in charge thereof is LEGALINC CRPORATE SERVICES INC. .

ARTICLE III.

The total number of shares of common stock that the corporation shall be authorized to issue is 100,000,000 at $0.00001 par value.

ARTICLE IV.

The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ATICLE V.

The name and mailing address of the incorporation is Marsha Siha at 134 Vintage Park Blvd, Suite A50, Houston, TX 77070.

ARTICLE VI.

The name and address of each initial director of the corporation is:

ANGELINA KUHN – 526 Marlboro Rd, Bridgeton, NJ 08302

ENRIQUE JINETE – 15 Beech Hill Road, Scarsdale, NY 10573

VIDAL MILLAND – 92 Lois Lane, 92 Lois Lane, NY 10950

ANDY ALTAHAWI – 20 Rock Ledge Rd, Saddle River, NJ 07458

GABRIEL MARTINEZ – 109-45 109th Street, Ozone Park, NY 11420

HARSH VYAS – 45 Walnut Lane,, Hicksville, NY 11801

I, the Undersigned, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my land and executed this Certificate of Incorporation on the date below.

Dated: June 8, 2015

/s/Marsha Siha

Marsha Siha, Incorporator